UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AIMMUNE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIMMUNE THERAPEUTICS, INC.

8000 Marina Blvd, Suite 300

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2016

To the Stockholders of Aimmune Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Aimmune Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on May 25, 2016, at 11:00 a.m. local time, at 2000 Marina Blvd, Brisbane, California 94005 for the following purposes:

1.	To elect two directors to hold office until the 2019 annual meeting of stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG, LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 31, 2016 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of KPMG, LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ STEPHEN G. DILLY
Stephen G. Dilly, M.B.B.S., Ph.D.
President and Chief Executive Officer

Brisbane, California

April 12, 2016

AIMMUNE THERAPEUTICS, INC.

8000 Marina Blvd, Suite 300

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2016

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Aimmune Therapeutics, Inc. (referred to herein as the “Company”, “Aimmune”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 25, 2016, at 11:00 a.m. local time, at 2000 Marina Blvd, Brisbane, California 94005.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 31, 2016 (the “Record Date”) for the first time on or about April 12, 2016. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://ir.aimmune.com.

The only outstanding voting securities of Aimmune are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 42,241,400 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposal described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 12, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 42,241,400 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2019 annual meeting of stockholders; and

•	Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of KPMG, LLP, as our independent registered public accounting firm for the year ending December 31, 2016.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of KPMG, LLP, as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of KPMG, LLP, as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 8000 Marina Blvd, Suite 300, Brisbane, California 94005.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2016, to our Corporate Secretary at 8000 Marina Blvd, Suite 300, Brisbane, California 94005; provided that if the date of the annual meeting is more than 30 days from May 25, 2017, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 26, 2017 and February 25, 2017; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 25, 2017, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 42,241,400 shares outstanding and entitled to vote. Accordingly, 21,120,701 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at 2000 Marina Blvd, Brisbane, California 94005 are available at: http://ir.aimmune.com/.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of six seated directors, divided into the three following classes:

•	Class I directors: Stephen G. Dilly, M.B.B.S., Ph.D. and Mark T. Iwicki, whose current terms will expire at the Annual Meeting;

•	Class II directors: Mark D. McDade and Stacey D. Seltzer, whose current terms will expire at the annual meeting of stockholders to be held in 2017; and

•	Class III directors: Patrick G. Enright and Kathryn E. Falberg, whose current terms will expire at the annual meeting of stockholders to be held in 2018.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Dr. Dilly and Mr. Iwicki have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Stephen G. Dilly, M.B.B.S., Ph.D.	56	President, Chief Executive Officer and Director	2013
Mark T. Iwicki(1)	49	Director	2015
Class II Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Mark D. McDade(2)(3)	60	Chair of the Board	2015
Stacey D. Seltzer(1)(3)	39	Director	2015
Class III Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Patrick G. Enright(2)(3)	54	Director	2013
Kathryn E. Falberg(1)(2)	55	Director	2015

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Stephen G. Dilly, M.B.B.S., Ph.D. has served as our Chief Executive Officer since April 2014 and as a member of our Board since April 2013. Dr. Dilly was Chief Executive Officer of PhotoThera, Inc., a medical device company, from January 2012 to December 2012. Since April 2010, Dr. Dilly has served as an independent director of Sangamo Biosciences, Inc., a biopharmaceutical company, where he also currently serves as chair of the clinical review committee. From 2006 to December 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he was a member of the board of directors of Avigen, Inc., a biopharmaceutical company, which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, Dr. Dilly held various management positions at Genentech, Inc., a biotechnology company, including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham, PLC, a healthcare company in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. Dr. Dilly received an M.B.B.S., the equivalent of an M.D., from the University of London in the U.K. and a Ph.D. in cardiac physiology from University of London. We believe that Dr. Dilly is qualified to serve on our Board due to his extensive management experience in the life science industry and drug development experience.

Mark T. Iwicki. has served as a member of our Board since May 2015. Mr. Iwicki currently serves as the president of the supervisory board of Merus B.V., a biopharmaceutical company, which he joined in June 2015. Mr. Iwicki is also the Chairman and Chief Executive Officer of Kala Pharmaceuticals, Inc., a biopharmaceutical company, which he joined in April 2015. Mr. Iwicki also currently serves as the Chairman of Pulmatrix, Inc., a biopharmaceutical company, as a member of the board of directors of Nimbus Therapeutics LLC, a biotechnology company, and as a member of the board of directors of Taris Biomedical, LLC, a biotechnology company. Previously, Mr. Iwicki served as President and Chief Executive Officer and a member of the board of directors of Civitas Therapeutics, Inc., a biopharmaceutical company, from January 2014 until its acquisition by Acorda Therapeutics, Inc., a biotechnology company, in September 2014. From December 2012 to January 2014, Mr. Iwicki served as President and Chief Executive Officer and director at Blend Therapeutics, Inc., a biopharmaceutical company. From 2007 to June 2012, Mr. Iwicki served in several roles, including Chief Commercial Officer, President and Chief Operating Officer and Director and Chief Executive Officer at Sunovion Pharmaceuticals, Inc., formerly Sepracor, Inc., a pharmaceutical company. From 1998 to 2007, Mr. Iwicki held executive positions, including Vice President and Business Unit Head, at Novartis Pharmaceuticals Corporation, a pharmaceuticals company. Mr. Iwicki has also held management positions at Astra Merck Inc. and Merck & Co., Inc., pharmaceutical companies. Mr. Iwicki received a B.A. in Business Administration from Ball State University and an M.B.A. from Loyola University. We believe that Mr. Iwicki is qualified to serve on our Board due to his executive management and operational experience in the life science industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Mark D. McDade has served as the Chair of our Board since May 2015. He is currently the Executive Vice President, Chief Operating Officer at UCB S.A., a biopharmaceutical company, where he previously served as Executive Vice President, Established Brands, Solutions and Supply and Executive Vice President, Global Operations since joining in 2008. From 2002 to 2007, Mr. McDade served as Chief Executive Officer and a member of the board of directors of PDL BioPharma, Inc., a biotechnology company. From 2000 to 2002, Mr. McDade was Chief Executive Officer of Signature BioScience, Inc., a drug discovery company. From 1994 to 2000, Mr. McDade served as Chief Operating Officer and a director of Corixa Corporation, a biopharmaceutical company he co-founded. At Corixa, Mr. McDade also served as President from 1998 to 2000. Mr. McDade has served on the board of directors of Five Prime Therapeutics, Inc., a biotechnology company, since 2006 and Dermira, Inc., biopharmaceutical company, since August 2014. Mr. McDade also serves as a member of the board of directors and as a member of the audit and conflicts committee for Phillips Edison Grocery Center REIT II, Inc., a non-traded real estate investment company. Mr. McDade received a B.A. in history from Dartmouth College and an M.B.A. from Harvard Business School. We believe that Mr. McDade is qualified to serve on our Board due to his executive management and leadership experience in the life science industry, as well as extensive experience as a director of public companies.

Stacey D. Seltzer has served as a member of our Board since January 2015. Ms. Seltzer is currently a partner at Aisling Capital, where she previously served as principal since joining in September 2008. From 2004 to 2008, Ms. Seltzer held various positions at Schering-Plough Corporation, a pharmaceutical company, including U.S. Schering-Plough Brand Lead for Zetia, Associate Director, U.S. Marketing, Senior Manager, Global Licensing and Management Associate. From 2001 to 2002, Ms. Seltzer served as Director of Business Development for Akceli, Inc., a biotechnology company. Ms. Seltzer serves on the board of directors of Miramar Labs, Inc., a privately-held medical device company. She previously served as a board observer for Agile Therapeutics, Inc., a pharmaceutical company, Durata Therapeutics, Inc., a pharmaceutical company, and Zeltiq Aesthetics, Inc. a medical equipment supplier. Ms. Seltzer received a B.S. and M.S. in Molecular Biophysics and Biochemistry from Yale University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Ms. Seltzer is qualified to serve on our Board due to her investment and management experience in the life science industry.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Patrick G. Enright has served as a member of our Board since April 2013. Mr. Enright is a founder of Longitude Capital, a venture capital firm focused on investments in pharmaceutical and medical technology companies, and has served as its Managing Director since 2006. From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures, a venture capital investment firm, where he co-led the life sciences investment practice. He currently serves on the board of directors and as a member of the compensation committee of Jazz Pharmaceuticals plc, a biopharmaceutical company, where he also served as a member of the audit committee from 2009 to 2014. Mr. Enright also currently serves on the board of directors and as a member of the audit committee of Corcept Therapeutics Incorporated, a pharmaceutical company, and on the board of directors and as chair of the audit committee of Esperion Therapeutics, Inc., a pharmaceutical company. Mr. Enright is also on the board of several privately-held companies. Mr. Enright received a B.S. in Biological Sciences from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Enright is qualified to serve on our Board due to his experience serving on the board of directors of clinical-stage biotechnology companies and his investment experience in the life sciences industry.

Kathryn E. Falberg has served as a member of our Board since May 2015. Ms. Falberg served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc, a biopharmaceutical company, from March 2012 to March 2014, after serving as Senior Vice President and Chief Financial Officer since December 2009. From 1995 to 2001, Ms. Falberg was with Amgen Inc., a biotechnology company, where she served as

Senior Vice President, Finance and Strategy and Chief Financial Officer, and before that as Vice President, Controller and Chief Accounting Officer and Vice President, Treasurer. Ms. Falberg currently serves as a member of the board of directors for several biopharmaceutical companies, including aTyr Pharma, Inc., Halozyme Therapeutics, Inc and Medivation, Inc. She previously served on the board of directors of QLT Inc., a biotechnology company. Ms. Falberg received a B.A. in Economics and M.B.A. from the University of California, Los Angeles and is a certified public accountant (inactive). We believe that Ms. Falberg is qualified to serve on our Board due to her extensive background in financial and accounting matters for public companies and her leadership experience in the biotechnology industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged KPMG, LLP (“KPMG”), as our independent registered public accounting firm for the year ending December 31, 2016, and is seeking ratification of such selection by our stockholders at the Annual Meeting. KPMG has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2013. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to KPMG during the years ended December 31, 2015 and 2014. The Audit Committee approved all of the fees described below incurred since our initial public offering in August 2015.

	Year Ended December 31,
	2015	2014
	(In thousands)
Audit Fees(1)	$923	$162
Tax Fees	—	—
Audit-Related Fees	—	—
All Other Fees	—	—

Total Fees	$923	$162

(1)	Audit fees of KPMG for the years ending December 31, 2015 and 2014 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. Fees for 2015 include services associated with our initial public offering, which was completed in August 2015.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at http://ir.aimmune.com.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by KPMG since our initial public offering in August 2015 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Aimmune under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.aimmune.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Aimmune’s audited financial statements as of and for the year ended December 31, 2015.

The Audit Committee has discussed with KPMG, LLP (“KPMG”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with KPMG their independence, and received from KPMG the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with KPMG, with and without management present, the scope and results of KPMG’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also has engaged KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee

Kathryn E. Falberg, Chair

Mark T. Iwicki

Stacey D. Seltzer

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of conduct and ethics is available on our website at http://ir.aimmune.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://ir.aimmune.com.

Independence of the Board of Directors

As required under NASDAQ rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Dr. Dilly, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Dr. Dilly is not considered independent because he is an employee of Aimmune. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of NASDAQ and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. McDade currently serves as the Chair of our Board. In that role, Mr. McDade presides over the executive sessions of the Board in which Dr. Dilly does not participate, serves as a liaison to Dr. Dilly and management on behalf of the Board and performs such other duties and exercises such other powers as may from time to time be assigned by the bylaws or the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the Audit Committee charter and the committee’s performance at least annually.

The current members of our Audit Committee are Kathryn E. Falberg, Mark T. Iwicki and Stacey D. Seltzer. Ms. Falberg serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Our Board has determined that Ms. Falberg is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Stock Market. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of Ms. Falberg, Mr. Iwicki and Ms. Seltzer are independent under the applicable rules of the SEC and the NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and determines or, if applicable, recommends to our Board corporate goals and objectives relevant to compensation of our executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. While our Compensation Committee has the authority to determine and approve the compensation of the Chief Executive Officer, thus far the practice of our Compensation Committee has been to recommend the compensation of the Chief Executive Officer to our Board, and which has then approved such compensation. The Compensation Committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The current members of our Compensation Committee are Patrick G. Enright, Kathryn E. Falberg and Mark D. McDade. Mr. Enright serves as the chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of the NASDAQ Stock Market, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m).

Our Compensation Committee has retained Radford, Inc. (“Radford”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. The Compensation Committee reviewed the independence of Radford, employing the independence factors specified in the listing requirements of the NASDAQ Stock Market. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Patrick G. Enright, Mark D. McDade and Stacey D. Seltzer. Mr. McDade serves as the chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the NASDAQ Stock Market relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience relevant to our industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries; promotion of a diversity of business or career experience relevant to the success of our company; and any other relevant qualifications, attributes or skills.

The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 8000 Marina Blvd, Suite 300, Brisbane, California 94005.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met nine times during 2015. The Audit Committee met four times, the Compensation Committee met five times and the Nominating and Corporate Governance Committee did not meet. During 2015, each Board member attended all of the meetings of the Board and of the committees of the Board on which he/she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting, except Mr. Enright who attended eight of the nine Board meetings and Mr. Iwicki who attended four of the eight Board meetings and two of the three Audit Committee meetings. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 8000 Marina Blvd, Suite 300, Brisbane, California 94005. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2015, our Compensation Committee consisted of Messrs. Enright and McDade and Ms. Falberg. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Participation in the Initial Public Offering

Certain of our existing institutional investors, including investors affiliated with certain of our directors, purchased an aggregate of 1,562,500 shares of our common stock in our initial public offering at the initial public offering price, for an aggregate purchase price of $25,000,000, and on the same terms as the shares that were sold to the public generally.

Consulting Agreements

In February 2015, we entered into a consulting and independent contractor agreement with Bryan L. Walser, M.D., J.D., a former member of our Board (the “2015 Walser Consulting Agreement”), under which Dr. Walser provided certain consulting services to us in connection with the development of additional oral immunotherapy product candidates. Pursuant to the 2015 Walser Consulting Agreement, Dr. Walser was entitled to a consulting fee equal to $300 per hour he provided consulting services to us, which was not to exceed 20 hours per week, as well as reimbursement for ordinary and necessary business expenses incurred in connection with his performance of the consulting services. The 2015 Walser Consulting Agreement included confidentiality restrictions as well as non-solicit restrictions effective during the term of Dr. Walser’s consulting relationship with the Company and for a period of two years thereafter. This consulting and independent contractor agreement terminated on December 31, 2015.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Investor Rights Agreement

We entered into an amended and restated investor rights agreement with certain of our investors, including entities with which certain of our directors are or were affiliated, in connection with our sale and issuance of convertible preferred stock in January 2015. As of March 31, 2016, the holders of approximately 25.1 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. The investor rights agreement also provided for preemptive rights in favor of certain holders of convertible preferred stock with regard to certain issuances of our capital stock. The rights of first refusal did not apply to and terminated upon the consummation of our initial public offering.

Voting Agreement

We were party to an amended and restated voting agreement with certain holders of our common stock and convertible preferred stock until the consummation of our initial public offering in August 2015. The amended and restated voting agreement provided for certain voting rights for members of our board of directors in favor of certain holders of convertible preferred stock. This agreement terminated upon the consummation of our initial public offering.

Right of First Refusal and Co-Sale Agreement

We were party to an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and convertible preferred stock until the consummation of our initial public offering in August 2015. The amended and restated right of first refusal and co-sale agreement provided for, among other things, rights of first refusal and co-sale relating to the shares of our common stock held by the parties thereto. This agreement terminated upon the consummation of our initial public offering.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DIRECTOR COMPENSATION

In connection with, and effective as of, our initial public offering in August 2015, we implemented a compensation policy for our non-employee directors (the “Director Plan”). Pursuant to the Director Plan, each non-employee director receives an annual retainer of $35,000 and a non-employee director serving as Chair of the Board receives an additional annual retainer of $30,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$20,000	$10,000
Compensation committee	12,000	6,000
Nominating and corporate governance committee	8,000	4,000

Under the Director Plan, each non-employee director who is elected or appointed to our Board after the completion of initial public offering will automatically be granted an option to purchase 39,510 shares of our common stock upon the director’s initial appointment or election to our Board, referred to as the Initial Grant. In addition, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting will automatically be granted an annual option to purchase 19,755 shares of our common stock on the date of such annual stockholder’s meeting, referred to as the Annual Grant. The Initial Grant will vest as to 1/36th of the shares subject to the Initial Grant each month following the applicable grant date, subject to continued service through each applicable vesting date. The Annual Grant will vest as to all of the shares subject to the Annual Grant on the earlier of the first anniversary of the applicable grant date or the next annual stockholders’ meeting, subject to continued service through the vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

Prior to our initial public offering and the adoption of the Director Plan, in 2015 we granted stock options to non-employee directors on a discretionary basis. The size of the grants were determined by the Board in its discretion and were based upon such non-employee director’s appointment as a member of one or more committees of the board, service as a chair or as a member of a committee of the Board or, in the case of Mr. McDade, as the Chairman of the Board. The following table sets forth the options to purchase shares of our common stock that we granted to our non-employee directors during the year ended December 31, 2015, each of which vests in substantially equal monthly installments over the two years from the date of grant, subject to such director’s continued service to the Company through the applicable vesting date.

Name	Date of Grant	Shares Underlying Options Granted	Exercise Price
Patrick G. Enright	7/20/2015	52,421	$6.29
Kathryn E. Falberg	5/18/2015	69,894	$3.02
Mark T. Iwicki	5/18/2015	52,421	$3.02
	7/20/2015	87,368	$6.29
Mark D. McDade	5/18/2015	104,842	$3.02
Stacey D. Seltzer	7/20/2015	52,421	$6.29

Director Compensation Table

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Patrick G. Enright	$35,484	$595,429	$630,913
Kathryn E. Falberg	40,202	271,028	311,230
Mark T. Iwicki	76,814	1,195,651	1,272,466
Mark D. McDade	47,460	406,546	454,006
Stacey D. Seltzer	28,427	595,429	623,856
Walter Flamenbaum, M.D.(3)	17,000	—	17,000
James B. Tananbaum(4)	6,250	—	6,250
Bryan Walser, M.D., J.D.(5)	—	—	—
Joon Yun, M.D.(6)	25,000	—	25,000

(1)	The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal 2015 for their service as a director, including any annual retainer fees, committee and/or chair fees.
(2)	The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

At December 31, 2015, our non-employee directors held the following outstanding options:

Name	Shares Subject to Outstanding Options
Patrick G. Enright	118,270
Mark T. Iwicki	139,789
Mark D. McDade	104,842
Stacey D. Seltzer	52,421

In addition, Ms. Falberg held 69,894 shares of restricted stock acquired upon exercise of a stock option prior to vesting. Such restricted shares are subject to repurchase by us at the original exercise price of $3.02 per share to the extent unvested on the date Ms. Falberg ceases to provide services to us.

(3)	Dr. Flamenbaum resigned from the Board in March 2015.
(4)	Mr. Tananbaum resigned from the Board in June 2015.
(5)	Dr. Walser resigned from the Board in May 2015.
(6)	Dr. Yun resigned from the Board in April 2015.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers and significant employees.

Name	Age	Position(s)
Executive Officers
Stephen G. Dilly, M.B.B.S., Ph.D.	56	President, Chief Executive Officer and Director
Warren L. DeSouza	47	Chief Financial Officer
Susan E. Barrowcliffe	58	Senior Vice President, General Manager of Europe
Robert M. Elfont, M.D., Ph.D.	58	Chief Medical Officer
Jeffrey H. Knapp	50	Chief Operating Officer
Mary M. Rozenman, Ph.D.	35	Senior Vice President, Corporate Development and Strategy
Douglas T. Sheehy	49	General Counsel and Secretary

Executive Officers

Dr. Stephen G. Dilly’s biographical information is included above under “Proposal No. 1 Election of Directors.”

Warren L. DeSouza has served as our Chief Financial Officer since April 2015. Mr. DeSouza served as a consultant on financial matters to Onyx Pharmaceuticals, Inc., or Onyx, a biopharmaceutical company, from August 2013 to January 2014, during which the company was acquired by Amgen, Inc. From January 2005 to August 2013, Mr. DeSouza served as Vice President, Finance for Onyx, where he led accounting, SEC reporting, purchasing, tax, treasury and risk management. From 2002 to 2005, Mr. DeSouza served as a senior manager at Deloitte & Touche LLP, an accounting firm. From 1990 to 2002, Mr. DeSouza was a senior manager at Arthur Andersen LLP, an accounting firm. Mr. DeSouza received a Bachelor of Arts in Business Administration from the University of Notre Dame and is a certified public accountant (inactive).

Susan E. Barrowcliffe has served as our Senior Vice President, General Manager of Europe since January 2016. From May 2015 to January 2015, she served as our Senior Vice President, Head of Worldwide Regulatory Affairs and General Manager Europe. From January 2007 to May 2015, Ms. Barrowcliffe was sole director and consultant of Right Track Regulatory Ltd, a consultancy firm for biotech companies. From April 2013 to May 2015, she was a non-executive board director for Idis, a pharmaceutical company now a part of Clinigen Group. From October 2004 to December 2006, Ms. Barrowcliffe was VP of Regulatory Affairs Europe for Chiron BioPharmaceuticals, a pharmaceutical company. From January 1990 to December 2003, she served as VP Development for British Biotech, VP of Worldwide Product Registration for SmithKline Beecham, and Director of European Regulatory Affairs for Marion Merrell Dow. Ms. Barrowcliffe has a first class honours degree in Biochemistry from the University of Sheffield, United Kingdom.

Robert M. Elfont, M.D., Ph.D. has served as our Chief Medical Officer since March 2014. From April 2012 to March 2014, Dr. Elfont served as Chief Medical Officer for PhotoThera, Inc., a medical device company. From December 2009 to March 2014, he was a consultant for Strategic Clinical Development, LLC, a life sciences consulting company, of which he was a founder. From 2008 to December 2009, Dr. Elfont served as Associate Vice President of Clinical Development and Acting Chief Medical Officer at Avigen, Inc., a biopharmaceutical company. During 2007, he served as Vice President of Clinical Development for Medivation, Inc., a biopharmaceutical company. From 2005 to 2007, Dr. Elfont was Clinical Research and Licensing Liaison, Neuroscience, at Roche Pharmaceuticals, a biotechnology company. Dr. Elfont also served as Medical Director, Early Clinical Development for Pfizer, Inc., a biopharmaceutical company, from 2002 to 2005, and as Medical Director for Teva Neuroscience, Inc., a pharmaceutical company. Prior to that, Dr. Elfont was an assistant professor of neurology at Johns Hopkins University School of Medicine and Drexel University College of Medicine. Dr. Elfont received an A.B. in Biology and English from the University of Pennsylvania and an M.D. and Ph.D. in Neuroanatomy from the University of Rochester School of Medicine and Dentistry. Dr. Elfont is Board-certified in neurology.

Jeffrey H. Knapp has served as our Chief Operating Officer since February 2016. Mr. Knapp previously served as Chief Operating Officer of Adamas Pharmaceuticals, Inc. a pharmaceutical company, from August 2014 to January 2016. Prior to serving as Chief Operating Officer of Adamas, Mr. Knapp served as its Chief Commercial Officer from February 2014 to August 2014. Starting in July 2006 until March 2013, Mr. Knapp served as Chief Commercial Officer at Affymax Inc., a pharmaceutical company. Prior to that, Mr. Knapp served as Senior Vice President, Sales and Marketing from November 2005 to April 2006 at Abgenix, Inc., a pharmaceutical company. From 2001 to 2005, Mr. Knapp served in a variety of marketing and sales leadership positions. Mr. Knapp received a Bachelor of Arts degree in Biology from Wittenberg University.

Mary M. Rozenman, Ph.D. has served as our Senior Vice President, Corporate Development and Strategy since February 2016. From February 2015 to February 2016, Dr. Rozenman served as our Senior Vice President, Corporate and Commercial Development. From February 2013 to January 2015, Dr. Rozenman was Vice President at Longitude Capital Management Co., LLC, a venture investment company, where she focused on biotechnology investments in therapeutics and diagnostics. From February 2008 to January 2013, Dr. Rozenman was at McKinsey & Company, a management-consulting company, where she most recently served as Associate Principal in the Healthcare and Corporate Finance practices. Dr. Rozenman previously served as an observer on the boards of directors of Allergen Research Corporation (now Aimmune Therapeutics, Inc.), Esperion Therapeutics, Inc., a biopharmaceutical company, and CardioDx, Inc., a molecular diagnostics company. Dr. Rozenman received a B.A. in Biochemistry and Russian Literature from Columbia University and a Ph.D. in Organic Chemistry and Chemical Biology from Harvard University.

Douglas T. Sheehy has served as our General Counsel and Secretary since April 2016. Prior to joining Aimmune, Mr. Sheehy served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Codexis, Inc., a developer of biocatalysts for the pharmaceutical and fine chemical industries, from February 2014 to April 2016, as Senior Vice President, General Counsel and Secretary from November 2009 to February 2014 and as Vice President, General Counsel and Secretary from April 2007 to November 2009. Prior to Codexis, Mr. Sheehy spent five years in key legal roles at CV Therapeutics, Inc., a publicly held biopharmaceutical company that was subsequently acquired by Gilead in 2009. He began his legal career as a corporate attorney at Gunderson Dettmer LLP. Mr. Sheehy holds a B.A. in history from Dartmouth College and a J.D. from American University, where he was Editor-in-Chief of the American University Law Review.

EXECUTIVE COMPENSATION

The following discusses our executive compensation program for our 2015 named executive officers (“NEOs”). As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Compensation Committee, who is appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2015 and their positions with the Company were as follows:

•	Dr. Stephen G. Dilly, Chief Executive Officer;

•	Warren L. DeSouza, Chief Financial Officer; and

•	Dr. Mary M. Rozenman, Senior Vice President, Corporate Development and Strategy.

Mr. DeSouza and Dr. Rozenman commenced employment with us in April 2015 and February 2015, respectively.

2015 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2014 and December 31, 2015.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total($)
Dr. Stephen G. Dilly	2015	$372,917	—	$2,504,595	$192,000	—	$3,069,512
Chief Executive Officer	2014	$262,500	$125,000	$57,181	—	$25,000	$469,681

Warren L. DeSouza(3)	2015	$212,500	—	$1,423,504	$76,500	—	$1,712,504
Chief Financial Officer

Dr. Mary M. Rozenman(4)	2015	$252,083	—	$719,157	$90,700	—	$1,061,940
Senior Vice President, Corporate Development and Strategy

(1)	For the option awards column, amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for the assumptions used in calculating this amount.
(2)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual performance-based cash bonuses earned by our NEOs based on the achievement of certain company performance objectives. For fiscal year 2015, these amounts were paid to the NEOs in February 2016. Please see the descriptions of the annual performance bonuses paid to our NEOs in “Narrative to 2015 Summary Compensation Table and Outstanding Equity Awards at 2015 Fiscal Year End—Terms and Conditions of Annual Bonuses” below.
(3)	Mr. DeSouza commenced employment with us in April 2015.
(4)	Dr. Rozenman commenced employment with us in February 2015.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

		Option Awards			Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Dr. Stephen G. Dilly	04/01/2014	—	—	—	328,809	(3)	$6,066,526
Chief Executive Officer	05/13/2015	595,942	$3.02	05/18/2025

Warren L. DeSouza	04/16/2015	349,475	$3.02	05/13/2025
Chief Financial Officer

Dr. Mary M. Rozenman	02/01/2015	349,475	$3.02	4/17/2025
Senior Vice President, Corporate Development and Strategy

(1)	Represents stock options which vest over four years from the applicable vesting commencement date, subject to the applicable executive’s continued service through the applicable vesting date. The applicable holder may exercise the stock option in full at any time, subject to a right of repurchase upon a termination of his employment prior to the fourth anniversary of the grant date.
(2)	Based on closing price of our common stock on December 31, 2015 ($18.45 per share).
(3)	Represents shares of Company common stock acquired upon the early exercise of stock options by the applicable holder. One-fourth of the shares are released from the Company’s right of repurchase on the first anniversary of the vesting commencement date and 1/48th of the shares are released from the Company’s right of repurchase on each monthly anniversary of the vesting commencement date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.

Narrative to 2015 Summary Compensation Table and Outstanding Equity Awards at 2015 Fiscal Year End

Executive Employment Agreements

We previously entered into employment agreements with each of our NEOs, which set forth the terms and conditions of employment of each NEO. Each employment agreement is substantially similar, other than the level of pay and benefits provided to the applicable executive officer, and specifies that the applicable executive officer is an at-will employee. The employment agreements provide Dr. Dilly, Mr. DeSouza and Dr. Rozenman with annual base salaries which, during 2015, were $400,000, $300,000 and $275,000, respectively. Base salaries are intended to provide a fixed component of compensation reflecting the applicable executive’s skill set, experience, role and responsibilities. Mr. DeSouza and Dr. Rozenman commenced employment with us in April 2015 and February 2015, respectively; accordingly, the base salaries paid to them were pro-rated based on the length of their employment during 2015, as shown in the 2015 Summary Compensation Table above. In addition, the employment agreements provide Dr. Dilly, Mr. DeSouza and Dr. Rozenman with annual bonuses targeted at 40%, 30% and 30%, respectively, of base salary based on the attainment of pre-established performance objectives, as discussed below under “Terms and Conditions of Annual Bonuses.”

Under the employment agreements, in the event that the applicable executive officer is terminated by us without “cause” or resigns for “good reason”, then in exchange for providing us a general release of claims, the executive officer is entitled to receive (i) continued base salary payments for nine months or, in the case of Dr. Dilly, twelve months, (ii) reimbursement of premiums for continued healthcare coverage for nine months or, in the case of Dr. Dilly, twelve months, and (iii) six months’ accelerated vesting of equity awards, including stock options, held by the executive officer (with any vested stock options remaining exercisable for twelve months after his termination of employment or resignation). If the termination or resignation occurs during the period commencing three months prior to a change in control and ending twelve months after a change in control, then, in lieu of the foregoing benefits, each executive officer is entitled to receive (a) a cash lump sum payment equal to (i) twelve months’ or, in the case of Dr. Dilly, eighteen months’ base salary, plus (ii) the executive’s target bonus, plus (iii) reimbursement of continued healthcare coverage premiums for twelve months or, in the case of Dr. Dilly, eighteen months, and (b) full accelerated vesting of each equity award, including stock option, held by the executive officer (with any stock options remain exercisable for twelve months following such termination or resignation).

For the purposes of the employment agreements, “cause” means any of the following events: (a) the executive officer’s theft, dishonesty or falsification of any employment or company records that is non-trivial in nature; (b) the executive officer’s malicious or reckless disclosure of our confidential or proprietary information or any material breach by the executive officer of his obligations under the proprietary information and invention assignment agreement with us; (c) the conviction of the executive officer of a felony (excluding motor vehicle violations) or the commission of gross negligence or willful misconduct, where a majority of the non-employee members of our board of directors reasonably determines that such act or misconduct has (i) seriously undermined the ability of the board of directors or management to entrust the executive officer with important matters or otherwise work effectively with the executive officer, (ii) substantially contributed to our loss of significant revenues or business opportunities, or (iii) significantly and detrimentally affected our business or reputation; and/or (d) the willful failure or refusal by the executive officer to follow the reasonable and lawful directives of our board of directors, provided such willful failure or refusal continues after the executive officer’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem.

The employment agreements provide that “good reason” means any of the following are undertaken without the executive officer’s prior written consent: (a) a material diminution in the executive officer’s authority, duties, or responsibilities which substantially reduces the nature or character of the executive officer’s position with us; (b) a material reduction by us of the executive officer’s base salary as in effect immediately prior to such reduction; (c) a relocation of the executive officer’s principal office to a location that increases Executive’s one-way commute by more than thirty-five (35) miles; or (d) any material breach by us of any provision of his employment agreement, in each case, subject to notice and cure requirements.

The employment agreements provide for “change in control” to have the same definition as in the Company’s 2015 Equity Incentive Award Plan.

Terms and Conditions of Annual Bonuses

For 2015, all of our NEOs were eligible to earn performance-based cash incentives pursuant to the achievement of certain performance objectives. The performance goals for these annual performance cash incentives are reviewed and approved annually by our Board. When determining the 2015 performance bonus program for our NEOs, the Board set certain performance goals, using a mixture of several objectives relating to the development of the Company’s lead program AR101, the Company’s financings and capital raising efforts, organizational matters and operational achievements. For each performance goal, the Board approved three levels of attainment: trigger (50%), target (100%), and stretch (150%). Each performance goal was assigned a weighting and three possible levels for attainment at the outset of the year. The Board reviewed results against each performance goal for 2015 in January 2016, applying weightings and attainment levels accordingly. Based on the Board’s assessment, the overall bonus funding was approved at 120% of the target for fiscal year 2015. Individual bonus payouts were determined using 120% for the corporate factor and management’s discretion relative to the performance of others for the individual factor.

Each NEOs’ target bonus opportunity is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. Each of our NEOs’ target bonus opportunity is originally set in their employment agreements with the Company as described above. Our Board reviews these target percentages periodically to ensure they are adequate, but does not follow a formula. Instead, our Board establishes these target percentages based on each executive’s experience in his role with the company and the level of responsibility held by each executive, which the Board believes directly correlates to his ability to influence corporate results. In fiscal year 2015, the Board used target bonus opportunities of 40% base salary for Dr. Dilly and 30% base salary for each of Mr. DeSouza and Dr. Rozenman, consistent with their respective employment agreements.

Corporate goals and performance targets are reviewed and approved by the Compensation Committee. In January 2016, the Compensation Committee reviewed our 2015 company-wide performance with respect to determining bonuses to executive officers. The Compensation Committee determined a company-wide target achievement of 120% based on achievement of all the performance goals either at or above established targets. On February 19, 2016, the Compensation Committee approved cash bonuses to the Mr. DeSouza and Dr. Rozenman, at 120% of their target bonus opportunity (prorated for both to reflect their partial year of employment with us). On February 22, 2016, the Board approved, based on a recommendation from the Compensation Committee, a cash bonus to Dr. Dilly at 120% of his target bonus opportunity. The NEOs’ 2015 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2015 Summary Compensation Table” above.

Terms and Conditions of Equity Award Grants

All of our NEOs received options to purchase our common stock in 2015. The table above entitled “Outstanding Equity Awards at 2015 Fiscal Year-End” describes the material terms of other option awards made in past fiscal years to our NEOs.

In May 2015, we granted options to purchase 595,942, 349,475 and 349,475 shares of our common stock to Dr. Dilly, Mr. DeSouza and Dr. Rozenman, respectively, under our 2013 Stock Plan, as amended (the “2013 Plan”), which were exercisable immediately with an exercise price of $3.02, which the board determined was the fair market value of a share of our common stock on the date of grant. Each option vests over four years from the applicable vesting commencement date, subject to the applicable executive’s continued services through the applicable vesting date.

Under our 2015 Plan, in the event that there is a change in control of the company and the acquiring company does not assume or replace outstanding awards, each outstanding award will vest in full upon such change in control. In addition, in the event that within the twelve (12) month period immediately following a change in control, a holder of an award under the 2015 Plan is terminated by the Company other than cause or resigns for good reason, each outstanding award held by such holder will vest in full on the date of his or her termination.

Other Elements of Compensation

Retirement Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical flexible spending accounts, short-term and long-term disability insurance and life insurance. We do not provide our named executive officers with perquisites or other personal benefits, other than the retirement, health and welfare benefits that apply uniformly to all of our employees.

No Tax Gross-Ups

We are not required to make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	4,215,645	$5.90	4,823,076
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	4,215,645	$5.90	4,823,076

(1)	Includes the 2015 Equity Incentive Award Plan, the 2013 Stock Plan, as amended, and the 2015 Employee Stock Purchase Plan.
(2)	The 2015 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2015 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2016 and ending in 2025, equal to the lesser of (A) four percent (4.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 35,000,000 shares of stock may be issued upon the exercise of incentive stock options.
(3)	The 2015 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2015 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2016 and ending in 2025, equal to the lesser of (A) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 8,000,000 shares of our common stock may be issued thereunder.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2016 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 42,241,400 shares of our common stock issued and outstanding on March 31, 2016. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13g, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Aimmune Therapeutics, Inc., 8000 Marina Blvd, Suite 300, Brisbane, California 94005.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Longitude Venture Partners II, L.P.(2)	7,513,134	—	7,513,134	17.79%
Aisling Capital III, L.P.(3)	2,990,000	—	2,990,000	7.08%
Foresite Capital Fund II, L.P.(4)	4,442,920	—	4,442,920	10.52%
Entities affiliated with Fidelity Management & Research Company(5)	6,337,414	—	6,337,414	15.00%
Explore Holdings LLC(6)	2,324,117	—	2,324,117	5.50%
Sunshine Charitable Foundation(7)	2,711,471	—	2,711,471	6.42%
Named Executive Officers and Directors:
Stephen G. Dilly, M.B.B.S., Ph.D.(8)	897,008	610,942	1,507,950	3.52%
Warren L. DeSouza(9)	—	354,475	354,475	*
Patrick G. Enright(10)	7,513,134	118,270	7,631,404	18.02%
Kathryn E. Falberg(11)	94,894	—	94,894	*
Mark T. Iwicki(12)	20,000	139,789	159,789	*
Mark D. McDade(13)	16,660	104,842	121,502	*
Stacey D. Seltzer(14)	—	52,421	52,421	*
Mary M. Rozenman, Ph.D.(15)	—	354,475	354,475	*
All executive officers and directors as a group (11 persons)(16)	8,840,698	2,034,954	10,875,652	24.56%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of March 31, 2016. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 31, 2016.

(2)	As reported on Schedule 13G filed with the SEC on January 29, 2016 and the Statement of Change in Beneficial Ownership on Form 4 filed with the SEC on March 31, 2016, in each case, by Longitude Venture Partners II, L.P. (“Longitude Venture II”), Longitude Capital Partners II, LLC (“Longitude Capital II”), Patrick G. Enright and Juliet Tammenoms Bakker. Longitude Venture Partners holds 7,513,134 shares of common stock. Longitude Capital II is the general partner of Longitude Venture II. Longitude Capital II and Longitude Venture II may be deemed to have sole voting, investment and dispositive power over the shares held by Longitude Venture II. Patrick G. Enright and Juliett Tammenoms Bakker are the managing members of Longitude Capital II and in their capacity as such, may be deemed to exercise shared voting and investment power with respect to such shares. Each of Ms. Bakker and Mr. Enright disclaim beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address of Longitude Venture Partners II, L.P. is 800 El Camino Real, Suite 220, Menlo Park, CA 94025.

(3)	As reported on Schedule 13G filed with the SEC on February 5, 2016 by Aisling Capital III, L.P. (“Aisling Capital III”), Aisling Capital Partners III, L.P., Aisling Capital Partners III LLC, Steve Elms, Dennis J. Purcell and Andrew N. Schiff. Aisling Capital III holds 2,990,000 shares of common stock. Aisling Capital Partners III, L.P. is the general partner of Aisling Capital III and Aisling Capital Partners III, LLC is the general partner of Aisling Capital Partners III, L.P., and in their capacity as such may be deemed to have sole voting, investment and dispositive power over the shares held by Aisling Capital III. Steve Elms, Dennis J. Purcell and Andrew N. Schiff are the managing members of Aisling Capital Partners III, LLC and in their capacity as such, may be deemed to have shared voting and investment power with respect to such shares. Each Messrs. Elms, Purcell and Schiff disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Aisling Capital III is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

(4)	As reported on Schedule 13G/A filed with the SEC on February 12, 2016 by Foresite Capital Fund II, L.P. (“Foresite Capital II”), Foresite Capital Management II, LLC (“Foresite Management II”), Foresite Capital Fund III, L.P., Foresite Capital Management III, LLC, and James Tananbaum. Foresite Capital II holds 4,087,900 shares of common stock. Foresite Management II is the general partner of Foresite Capital II. Foresite Management II may be deemed to have sole voting, investment and dispositive power over the shares held by Foresite Capital II. James Tananbaum is the managing member of Foresite Management II and in his capacity as such, may be deemed to exercise sole voting and investment power with respect to such shares. The address of Foresite Capital Fund II, L.P. is 101 California Street, Suite 4100, San Francisco, CA 94111.

(5)

As reported on Schedule 13G/A filed with the SEC on February 12, 2016 by Fidelity Management and Research LLC (“FMR LLC”), Fidelity Select Portfolios: Biotechnology Portfolio (“Fidelity Select Portfolios”) and Abigail P. Johnson. FMR LLC holds sole voting power of 107,243 share of common stock, sole dispositive power of 6,337,414 shares of common stock and aggregate beneficial ownership of 6,337,414 shares of common stock. Fidelity Select Portfolios holds sole voting power of 3,902,093 shares of common stock and aggregate beneficial ownership of 3,902,093 shares of common stock. Abigail P. Johnson holds sole dispositive power of 6,337,414 shares of common stock and aggregate beneficial ownership of 6,337,414 shares of common stock. The Fidelity Select Portfolios are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chair, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of entities affiliated with FMR LLC is 245 Summer Street, Boston, MA 02110.

(6)	As reported on Schedule 13G filed with the SEC on January 29, 2016 by Explore Holdings LLC (“Explore Holdings”). Explore Holdings holds 2,324,117 shares of common stock. All shares of common stock held by Explore Holdings may be deemed to be beneficially owned by Jeffrey P. Bezos as the sole member of Explore Holdings. Paul Dauber is the manager of Explore Holdings LLC and, in his capacity as such, may be deemed to have sole voting and investment power over such shares. The address of Explore Holdings LLC is Post Office Box 94314, Seattle, WA 98124.

(7)	As reported on Schedule 13G filed with the SEC on February 10, 2016 by Sunshine Charitable Foundation. Sunshine Charitable Foundation holds 2,711,471 shares of common stock. The Board of Directors of Sunshine Charitable Foundation has sole voting, investment and dispositive power over such shares. The address of Sunshine Charitable Foundation is 225 East Deepath Road, Suite 210, Lake Forest, IL 60045.

(8)	Consists of (a) 897,008 shares of common stock, of which 293,580 are subject to repurchase as of March 31, 2016, and (b) 610,942 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016. Of such 897,008 shares of common stock, (x) 765,308 shares are held by Dr. Dilly individually, (y) 65,850 shares are held by Stephen G. Dilly, as Trustee of The Stephen G. Dilly 2015 Grantor Retained Annuity Trust dated June 23, 2015 (“The Dilly Trust”) and (z) 65,850 shares are held by Edwina Lynette Mullens, as Trustee of The Edwina Lynette Mullens 2015 Grantor Retained Annuity Trust dated June 23, 2015 (“The Mullens Trust”). Dr. Dilly has sole voting, investment and dispositive power over the shares held by The Dilly Trust. Ms. Mullens has sole voting, investment and dispositive power over the shares held by The Mullens Trust.

(9)	Consists of 354,475 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.

(10)	Consists of (a) 118,270 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016, and (b) the securities beneficially owned by Longitude Venture Partners II, L.P. as set forth in footnote (2). Mr. Enright disclaims beneficial ownership of the shares listed in footnote (2), except to the extent of his pecuniary interest therein.

(11)	Consists of 94,894 shares of common stock, of which 37,860 shares were subject to repurchase as of March 31, 2016.

(12)	Consists of (a) 20,000 shares of common stock and (b) 139,789 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.

(13)	Consists of (a) 16,660 shares of common stock and (b) 104,842 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.

(14)	Consists of 52,421 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016. Ms. Seltzer disclaims beneficial ownership of such shares, including any pecuniary interest therein, as a result of an existing contractual relationship between Ms. Seltzer and Aisling Capital.

(15)	Consists of 354,475 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.

(16)	Includes 8,840,698 shares of common stock of which 469,198 shares were subject to repurchase as of March 31, 2016 and 2,034,954 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Aimmune stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 8000 Marina Blvd, Suite 300, Brisbane, California 94005. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Aimmune stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 8000 Marina Blvd, Suite 300, Brisbane, California 94005.

By Order of the Board of Directors

/s/ STEPHEN G. DILLY
Stephen G. Dilly, M.B.B.S., Ph.D.
President and Chief Executive Officer

April 12, 2016

AIMMUNE THERAPEUTICS, INC.

8000 MARINA BLVD.

SUITE 300

BRISBANE, CA 94005

VOTE BY INTERNET - www.proxyvote.com/aimt

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08776-P75787	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AIMMUNE THERAPEUTICS, INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS (TERMS TO EXPIRE NO LATER THAN IN 2019)	☐	☐	☐
Nominees:
01) Stephen G. Dilly, M.B.B.S., Ph.D
02) Mark T. Iwicki

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2.

Proposal to ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

	☐	☐	☐

If any matter is voted upon at the Annual Meeting other than the proposals set forth on the Proxies, then with respect to such matter the undersigned will supplement this ballot with an additional ballot pursuant to which the undersigned will vote all shares as to which they have discretionary authority. In the case of a voice vote, the undersigned hereby indicates that the Proxies will be voted in the matter announced by one or both of the undersigned at the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/aimt.

E08777-P75787

AIMMUNE THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 25, 2016 11:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen G. Dilly and Warren L. DeSouza, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of AIMMUNE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on May 25, 2016, at 2000 Marina Boulevard, Brisbane, CA 94005, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side